Exhibit 99.1

Citius Oncology’s Positive Quality of Life Data for LYMPHIR® (denileukin diftitox-cxdl) in Relapsed or Refractory Cutaneous T-Cell Lymphoma Presented at Premier Global CLTG Congress in Europe

Data featured in oral presentation at the European Organisation for Research and Treatment of Cancer Cutaneous Lymphoma Tumour Group (EORTC-CLTG) 2026 Annual Meeting in Berlin

Patients who responded to LYMPHIR reported sustained improvement in skin-related quality of life measures

CRANFORD, N.J., November 4, 2026 — Citius Oncology, Inc. (“Citius Oncology” or the “Company”) (Nasdaq: CTOR) today announced health-related quality of life (HRQoL) results from pivotal Study 302 (NCT01871727) of LYMPHIR® (denileukin diftitox-cxdl) in adults with relapsed or refractory (r/r) cutaneous T-cell lymphoma (CTCL). Christiane Querfeld, MD, PhD, of City of Hope, delivered an oral presentation at the European Organisation for Research and Treatment of Cancer Cutaneous Lymphoma Tumour Group (EORTC-CLTG) 2026 Annual Meeting, held October 8–10, 2026, in Berlin, Germany.

“Patients and physicians have told us that both clinical response and quality of life matter in CTCL treatment,” said Leonard Mazur, Chairman and Chief Executive Officer of Citius Oncology. “These data add the patient’s voice to the efficacy and durability shown in our pivotal trial. We were pleased to share the data at the EORTC-CLTG conference in Berlin and are proud to partner with the Cutaneous Lymphoma Foundation on its November 2026 workshop to put quality of life at the center of CTCL care.”

“CTCL is a disease of the skin which symptomatic patients must deal with 24/7. Painful, itchy lesions take a real toll on their well-being," said Dr. Myron Czuczman, Chief Medical Officer of Citius Oncology. "In Study 302, patients who responded to denileukin diftitox-cxdl reported sustained quality of life improvements, and nearly a third of heavily pretreated patients with significant itch noted its decrease. We believe these findings underscore how important quality of life considerations are as practitioners choose between various treatment options for their patients with relapsed or refractory CTCL.”

Study 302 is the open-label, single-arm, multicenter registrational trial that supported the U.S. Food and Drug Administration (FDA) approval of LYMPHIR. Adult patients with Stage I-III CTCL who had received at least one prior systemic treatment received LYMPHIR 9 mcg/kg as a one-hour intravenous infusion on Days 1–5 of each 21-day cycle, for up to eight cycles.

Quality of life was an exploratory objective, assessed with two validated patient-reported outcome (PRO) instruments: the disease-specific Skindex-29 and the general Functional Assessment of Cancer Therapy – General (FACT-G). Pruritus was measured on a 100-mm visual analog scale (VAS). All analyses were descriptive. The study was not designed or powered to evaluate quality of life outcomes, no formal statistical comparisons were performed, and these results are not included in the LYMPHIR Prescribing Information.

Key findings included:

●	Skin-related quality of life: Among responders (n=25) in the primary analysis set (Stage I-III, n=69), mean change from baseline in Skindex-29 Total Score ranged from −5.38 to −13.69 points across assessments, compared with slightly positive to near-zero changes among non-responders (lower scores indicate better quality of life). In the full analysis set (Stage I–IV, n=81), sustained quality of life improvements among responders over non-responders were consistent across all three Skindex-29 domains: symptoms, emotions, and functioning.

●	Overall quality of life: Among responders in the primary analysis set, FACT-G Total Score showed a sustained benefit at the end of treatment, with a mean change from baseline of +3.21 at the end of treatment, compared with −2.28 for non-responders.

●	Pruritus: Among 41 heavily pretreated patients with a baseline itch score of 20 mm or greater, 13 (32%; 95% CI, 18.1–48.1) achieved a clinically meaningful improvement, defined as a decrease of at least 20 mm sustained for four weeks or longer.

Citius Oncology is also partnering with the Cutaneous Lymphoma Foundation on the Foundation’s first-ever Quality of Life Workshop, to be held in November 2026. The working meeting will bring together patients and care partners, clinicians, researchers, advocacy organizations, and industry representatives to set priorities, standardize how quality of life is measured in cutaneous lymphoma, and build a shared roadmap for patient care and well-being. More information about the workshop is available at www.clfoundation.org/quality-life-workshop.

About LYMPHIR® (denileukin diftitox-cxdl)

LYMPHIR is a targeted immunotherapy for relapsed or refractory cutaneous T-cell lymphoma (CTCL) indicated for use in Stage I–III disease after at least one prior systemic therapy. It is a recombinant fusion protein that combines the IL-2 receptor binding domain with diphtheria toxin (DT) fragments. The agent specifically binds to IL-2 receptors on the cell surface, causing DT fragments that have entered cells to inhibit protein synthesis, resulting in cell death. Denileukin diftitox-cxdl has demonstrated the ability to deplete immunosuppressive regulatory T lymphocytes (Tregs) and antitumor activity through a direct cytocidal action on IL-2R-expressing tumors. LYMPHIR was approved by the FDA and subsequently launched in the U.S. in December 2025. For more information, please visit www.lymphirhcp.com.

About Citius Oncology, Inc.

Citius Oncology, Inc. (Nasdaq: CTOR) is a platform to develop and commercialize novel targeted oncology therapies. In December 2025, Citius Oncology launched LYMPHIR, approved by the FDA for the treatment of adults with relapsed or refractory Stage I–III CTCL after at least one prior systemic therapy. Management estimates the initial CTCL market for LYMPHIR currently exceeds $400 million, is growing, and is underserved by existing therapies. Robust intellectual property protections that span orphan drug designation, complex technology, trade secrets, and pending patents for immuno-oncology use as a combination therapy with checkpoint inhibitors would further support Citius Oncology’s competitive positioning. For more information, please visit www.citiusonc.com.

About Citius Pharmaceuticals, Inc.

Citius Pharmaceuticals, Inc. (Nasdaq: CTXR) is a biopharmaceutical company dedicated to the development and commercialization of first-in-class critical care products. Citius Pharma is the majority owner of Citius Oncology. In December 2025, Citius Oncology launched LYMPHIR, a targeted immunotherapy for the treatment of adults with relapsed or refractory Stage I–III CTCL who had at least one prior systemic therapy. Citius Pharma’s late-stage pipeline also includes Mino-Lok®, a catheter lock solution to salvage catheters in patients with catheter-related bloodstream infections, and CITI-002 (Halo-Lido), a topical formulation for the relief of hemorrhoids. A pivotal Phase 3 trial for Mino-Lok and a Phase 2b trial for Halo-Lido were completed in 2023. Mino-Lok met primary and secondary endpoints of its Phase 3 trial. Citius Pharma is actively engaged with the FDA to outline next steps for both programs. For more information, please visit www.citiuspharma.com.

INDICATION

LYMPHIR is an IL2-receptor-directed cytotoxin indicated for the treatment of adult patients with relapsed or refractory Stage I–III cutaneous T-cell lymphoma (CTCL) after at least one prior systemic therapy.

IMPORTANT SAFETY INFORMATION

BOXED WARNING: CAPILLARY LEAK SYNDROME

Capillary leak syndrome (CLS), including life-threatening or fatal cases, has occurred in patients receiving LYMPHIR. Monitor patients for signs and symptoms of CLS during treatment. Withhold LYMPHIR until CLS resolves, or permanently discontinue based on severity.

WARNINGS AND PRECAUTIONS

Capillary Leak Syndrome: CLS occurred in 27% of patients in the pooled safety population, including one fatal case. Monitor weight, new onset or worsening edema, dyspnea and blood pressure, and check serum albumin before each treatment cycle. Withhold, reduce the dose of, or permanently discontinue LYMPHIR based on severity.

Visual Impairment: Visual impairment, most commonly blurred vision, occurred in 9% of patients. Perform an ophthalmic examination at baseline and as clinically indicated. Refer patients with new visual symptoms for ophthalmologic evaluation.

Infusion-Related Reactions: Infusion-related reactions occurred in 69% of patients, most often in Cycles 1 and 2. Premedicate patients before each infusion in the first three cycles. Monitor patients during infusion and interrupt or discontinue LYMPHIR based on severity.

Hepatotoxicity: Elevations of ALT and AST were common. Monitor liver enzymes and bilirubin at baseline and during treatment. Withhold, reduce the dose of, or permanently discontinue LYMPHIR based on severity.

Embryo-Fetal Toxicity: LYMPHIR can cause fetal harm. Verify pregnancy status before starting treatment. Advise females of reproductive potential to use effective contraception during treatment and for 7 days after the last dose.

ADVERSE REACTIONS

The most common adverse reactions (≥20%), including laboratory abnormalities, were increased transaminases, decreased albumin, nausea, edema, decreased hemoglobin, fatigue, musculoskeletal pain, rash, chills, constipation, pyrexia and capillary leak syndrome.

USE IN SPECIFIC POPULATIONS

Pregnancy: Advise pregnant women of the potential risk to a fetus.

Lactation: Advise women not to breastfeed during treatment and for 7 days after the last dose.

Females and Males of Reproductive Potential: Based on findings in rats, LYMPHIR may impair male fertility.

Pediatric Use: Safety and effectiveness in pediatric patients have not been established.

Geriatric Use: Clinical studies of LYMPHIR did not include sufficient numbers of patients aged 65 and older to determine whether they respond differently from younger patients.

To report suspected adverse reactions, contact Citius Oncology at 1-844-459-6744 or the FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

Please see the full Prescribing Information, including the Boxed Warning, at www.lymphirhcp.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are made based on our expectations and beliefs concerning future events impacting Citius Oncology. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “plan,” “should,” and “may” and other words and terms of similar meaning or use of future dates. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated include: the exploratory and descriptive nature of the quality of life analyses from Study 302, and the risk that these results may not be replicated in other studies or be indicative of outcomes for patients treated with LYMPHIR in clinical practice; regulatory restrictions on our ability to communicate patient-reported outcome data to healthcare providers and payers; the possibility that the Cutaneous Lymphoma Foundation’s Quality of Life Workshop may not take place as planned or achieve its objectives; our need for substantial additional funds and our ability to raise additional money to fund our operations for at least the next 12 months as a going concern; our ability to successfully commercialize LYMPHIR and establish a sustainable revenue stream; our ability to regain compliance with Nasdaq’s continued listing standards; the estimated markets for LYMPHIR and our product candidates and the acceptance thereof by any market; physician and patient acceptance of LYMPHIR in a competitive treatment landscape; our ability to obtain, perform under, and maintain third-party agreements and relationships, including obtaining a new bulk drug substance supplier; our reliance on third-party logistics providers, distributors, and specialty pharmacies to support commercial operations; our ability to educate providers and payers, secure adequate reimbursement, and maintain uninterrupted product supply; our ability to secure and maintain strategic partnerships and expand international access to LYMPHIR; risks relating to the results of research and development activities; our ability to procure cGMP commercial-scale supply; risks related to our growth strategy; patent and intellectual property matters; government regulation; as well as other risks described in our Securities and Exchange Commission (“SEC”) filings. Accordingly, these forward-looking statements do not constitute guarantees of future performance, and you are cautioned not to place undue reliance on these forward-looking statements. Risks regarding our business are described in detail in our SEC filings, which are available on the SEC’s website at www.sec.gov, including in Citius Oncology’s Annual Report on Form 10-K for the year ended September 30, 2025, filed with the SEC on December 23, 2025 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the SEC on August 14, 2026. These forward-looking statements speak only as of the date hereof, and we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein, except as required by law.

Contacts

Investor Contact:
Ilanit Allen
ir@citiuspharma.com
908-967-6677 x113

Media Contact: STiR-communications
Greg Salsburg
greg@stir-communications.com

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